litman gregory Funds Trust

Amendment to Restated Contractual Advisory Fee Waiver Agreement

THIS AMENDMENT TO RESTATED CONTRACTUAL ADVISORY FEE WAIVER AGREEMENT (this “Amendment”), effective as of May 20, 2013, is entered into by and between LITMAN GREGORY FUNDS TRUST (the “Trust”), a Delaware statutory trust, and LITMAN GREGORY FUND ADVISORS, LLC, a California limited liability company (the “Advisor,” together with the Trust, the “Parties”).

RECITALS

WHEREAS, the Trust has retained the Advisor to provide investment management advice and services to each series of the Trust (each, a “Fund,” and collectively, the “Funds”) pursuant to the Unified Investment Advisory Agreement, dated as of April 1, 2013, as amended, by and between the Trust and the Advisor (the “Investment Advisory Agreement”);

WHEREAS, the Parties have entered into the Restated Contractual Advisory Fee Waiver Agreement, dated as of January 1, 2006, as amended (the “Agreement”), pursuant to which the Adviser waives a portion of the advisory fees it is entitled to receive under the Investment Advisory Agreement with respect to certain Funds; and

WHEREAS, the Parties wish to amend the fee waiver rates with respect to the Litman Gregory Masters Equity Fund, Litman Gregory Masters Value Fund, Litman Gregory Masters Smaller Companies Fund and Litman Gregory Masters Focused Opportunities Fund as set forth in Appendix A of the Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Appendix A to the Agreement is hereby suspended and replaced in its entirety with Appendix A attached to this Amendment.

2.	Except as expressly amended by this Amendment, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their duly authorized officers on one or more counterparts, all on the date and year first above written.

LITMAN GREGORY FUNDS TRUST on behalf of its series listed on Appendix A		LITMAN GREGORY FUND ADVISORS, LLC
By:	/s/ John Coughlan	By:	/s/ Steve Savage
Name:	John Coughlan	Name:	Steve Savage
Title:	Treasurer	Title:	Managing Partner

Appendix A

FUND AND WAIVER SCHEDULE – LITMAN GREGORY FUNDS TRUST
(updated May 20, 2013)

Fund	Fee Waiver Rate
• Litman Gregory Masters Equity Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% of the daily net assets of the Fund
• Litman Gregory Masters International Fund
Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% of the daily net assets of the Fund on the first $1 billion of daily net assets and 0.30% of Fund assets in excess of $1 billion (1).

• Litman Gregory Masters Value Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% of the daily net assets of the Fund
• Litman Gregory Masters Smaller Companies Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% of the daily net assets of the Fund
• Litman Gregory Masters Focused opportunities Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% of the daily net assets of the Fund
• Litman Gregory Masters Alternative Strategies Fund	None

(1) For example: The Fund’s advisory fee is 1.10% of the Fund’s daily net assets. Assuming payment of sub-advisory fees of 0.56% of the Fund’s daily net assets, on the first $1 billion of the Fund’s daily net assets, the Advisor will waive a portion of its fee equal to 0.14% of the Fund’s daily net assets and retain a net advisory fee equal to 0.40% of the Fund’s daily net assets.  Assuming payment of sub-advisory fees of 0.56% of the Fund’s daily net assets, on assets in excess of $1 billion, the Advisor will waive a portion of its fee equal to 0.24% of the Fund’s daily net assets and retain a net advisory fee equal to 0.30% of the Fund’s daily net assets.

LITMAN GREGORY FUNDS TRUST on behalf of its series listed above		LITMAN GREGORY FUND ADVISORS, LLC
By:	/s/ John Coughlan	By:	/s/ Steve Savage
Name:	John Coughlan	Name:	Steve Savage
Title:	Treasurer	Title:	Managing Partner